April 6, 2006

SmarTire Systems Inc.
150-13151 Vanier Place
Richmond, British Columbia, V6V 2J1

Re: SmarTire Systems, Inc. -
    $20,000,000 Amended and Restated Convertible Debenture
    ------------------------------------------------------

Dear Sirs:

      Reference is made to the $20,000,000 Amended and Restated Convertible Debenture, dated December 30, 2005 (the "Convertible Debenture"), issued by SmarTire Systems Inc., a company organized under the laws of the Yukon territory ("SmarTire") in favor of Starome Investments Limited (the "Holder"). In consideration of the promises and mutual promises, conditions and covenants contained in the Convertible Debenture and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Holder hereby agrees that on June 23, 2008, the maturity date of the Convertible Debenture, the Holder will first, before any outstanding principal is so converted, convert all accrued and outstanding interest ("Interest") under the Convertible Debenture that has not been converted into shares of common stock of Smartire ("Common Stock") in accordance with the "Maturity Date" section of the Convertible Debenture. To the extent that such conversion of Interest would cause the Holder and its affiliates to beneficially own more than 4.9% (the "Limitation") of the then outstanding shares of Common Stock, the Holder hereby agrees to waive the Limitation in accordance with
Section 3(a)(ii)(A) of the Convertible Debenture and shall convert such excess Interest or principal due and outstanding, if any, that has not been converted into the right to receive cash, into shares of Common Stock. The Holder further acknowledges and agrees that at no time during the term of the Convertible Debenture or at or after the Maturity Date, will the Interest be convertible into cash or the right to receive cash.

                                               Very truly yours,

                                               Starome Investments Limited

                                               By: /s/ Michael Weiss
                                                   -----------------------------
                                               Name:
                                               Title: